Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL, INC. REPORTS RECORD FIRST QUARTER 2013 RESULTS

Net Sales Increase 15% to a Record $681 Million

EPS Increases 30% to a Record $1.21, Including Gain on Spanish Joint Venture

 Provides Second Quarter Guidance and Updates Full Year Guidance

Richardson, TX. May 7, 2013 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the first quarter ended March 30, 2013.

First Quarter Operating Highlights

•                  Net sales grew in all segments, compared to the prior fiscal year first quarter:

•                  North America wholesale sales increased 13%

•                  Europe wholesale sales increased 14%

•                  Asia wholesale sales increased 13%

•                  Direct to consumer sales increased 22% with global retail comps increasing 4.3%, the 20th consecutive quarter of positive comps

•                  Operating income increased 14%

The Company reported record net earnings of $72.2 million for the first quarter of fiscal 2013, compared to $58.1 million for the first quarter of fiscal 2012.  Diluted earnings per share grew 30.1% to a record $1.21 compared to $0.93 for the prior fiscal year’s first quarter.  The current quarter results included a $6.4 million non-cash, non-operating gain, which benefitted earnings per share by $0.11, related to the Company’s future acquisition of the remaining 50% of the Company’s Spanish joint venture.  The Company’s current quarter results were also negatively affected by an anticipated $10 million (or $0.05 per share) shift of shipments, due to the current year’s misalignment between the Company’s and many of its customers’ fiscal calendars.  Separately, the current quarter results also benefitted from approximately $15 million (or $0.07 per share) in March 2013 shipments, which the Company had anticipated delivering in April 2013.

Kosta Kartsotis, Chief Executive Officer stated, “We are off to an excellent start in fiscal 2013, with record first quarter results that exceeded both our top and bottom line expectations.  We increased FOSSIL brand sales, driven by double-digit watch growth and the resurgence of our retail jewelry business.  Our multi-brand watch portfolio sustained its positive momentum with strong performances across several brands and we continued to develop SKAGEN with the introduction of a new jewelry line in the quarter.  International expansion continued to fuel our growth, with strong performances in both Asia and Europe.  In the Americas, we posted solid gains and also completed the acquisition of one of our Latin America distributors, providing an important foothold in that very promising region.”

Mr. Kartsotis concluded, “Our consistent performance continues to demonstrate the power of our global operating platform, our compelling portfolio of brands, design innovation and the outstanding execution by our team.  We remain confident in our near and long term outlook and intently focused on our goal to build a diversified, predictable and scalable business model that generates outstanding cash flows and returns for our shareholders.”

Operating Results

The translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by approximately $1.4 million during the first quarter of fiscal 2013. The following discussion of the Company’s net sales is based on constant dollar performance.

First quarter fiscal 2013 worldwide net sales rose 15.7% or $92.8 million, reflecting sales growth across each segment compared to the prior fiscal year’s first quarter.  The sales increase was driven by double-digit growth of the multi-brand global watch portfolio as well as the expansion of the global FOSSIL brand.  Sales of the Company’s jewelry products increased, while sales of leathers and eyewear declined.

Net sales from the North America wholesale segment increased 13.3%, or $29.8 million, as compared to the first quarter of fiscal 2012.  Solid growth in the watch portfolio led the North American sales increase, including a $10 million contribution from the addition of the SKAGEN brand.  These improvements were partially offset by lower shipments of leathers and eyewear.  Wholesale shipments increased in the U.S., Canada and Mexico.

Europe wholesale net sales rose 13.5%, or $20.5 million, compared to the first quarter of fiscal 2012.  The sales growth was driven by increases in the watch category.  This growth was partially offset by reduced shipments of eyewear and leathers.  The addition of SKAGEN contributed $13 million to first quarter of fiscal 2013 revenues.  Growth in Europe was strongest in the Company’s distributor markets and the UK, while Italy experienced a sales decline during the quarter.

Asia Pacific wholesale net sales rose 15.3%, or $11.7 million, in comparison to the first quarter of fiscal 2012.  The period-over-period growth in sales was driven primarily by strong watch sales.  The addition of SKAGEN contributed $3 million in sales for the first quarter of fiscal 2013.

Direct to consumer net sales for the first quarter of fiscal 2013 increased by 22.7%, or $30.7 million, compared to the prior fiscal year first quarter.  The sales increase was primarily driven by the expansion of the global retail store base along with a 4.3% increase in comparable store sales.  The overall sales growth was driven by a strong performance in watches as well as the Company’s repositioned jewelry business and a modest increase in the leathers category.

Operating profit increased 13.8%, or $11.5 million, compared to the prior year first quarter, including a positive impact of $0.2 million related to foreign currency translation.  Operating margin decreased 20 basis points to 13.9%, compared to 14.1% for the same period a year earlier.  Gross margin decreased by 20 basis points to 55.6%, resulting primarily from the negative impact of currencies and a larger mix of sales through distributors.  This was partially offset by favorable channel and product mix and improved margins in global full price retail stores.  The Company’s operating expense rate was flat at 41.7% compared to the first quarter of fiscal 2012.  Total operating expenses increased from the prior fiscal year first quarter due to the expansion of the Company’s retail store and concession base, infrastructure investments to support growth in the Asia Pacific region and global initiatives, along with the impact of newly acquired businesses.

Other income-net increased favorably by $7.2 million compared to the prior fiscal year first quarter primarily due to a non-cash, mark-to-market valuation gain related to the Company’s future acquisition of the remaining 50% of its Spanish joint venture and increased net gains on foreign currency contracts and account balances.  The Company’s effective income tax rate was 28.1% compared to 27.8% in the fiscal 2012 first quarter.

Share Repurchase

During the first quarter of fiscal 2013, the Company invested $56.5 million in repurchasing 559,000 shares of the Company’s common stock at an average price of $101.10 per share.  As of March 30, 2013, the Company had remaining authority to purchase $1.01 billion of its common stock.

Sales and Earnings Guidance

For the second quarter of fiscal 2013, the Company expects:

•                  Net sales to increase approximately 8% to 9% (inclusive of a negative 2 percentage point sales impact from the $15 million shift in shipments referred to above)

•                  Operating margin in a range of 11.5% to 12.0%

•                  Diluted earnings per share in a range of $0.89 to $0.94

For the full fiscal year 2013, the Company now expects:

•                  Net sales to increase between 10% and 11%

•                  Operating margin in a range of 16.5% to 17.0%

•                  Diluted earnings per share in a range of $6.00 to $6.26

The Company’s full year expectations include the impact of the gain associated with the future acquisition of the remaining interests in its Spanish joint venture and also assumes current foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 130 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 450 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

Investor Relations:                                         Allison Malkin

ICR, Inc.

(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended
Statement Data (in millions, except per share data):	March 30, 2013	March 31, 2012
Net sales	$680.9	$589.5
Cost of sales	302.4	260.5
Gross profit	378.5	329.0
Selling and distribution expenses	203.2	181.4
General and administrative expenses	81.0	64.7
Operating income	94.3	82.9
Interest expense	1.2	0.8
Other income — net	9.8	2.5
Income before income taxes	102.9	84.6
Tax provision	28.9	23.5
Less: Net income attributable to noncontrolling interest	1.8	3.0
Net income attributable to Fossil, Inc.	$72.2	$58.1
Basic earnings per share	$1.22	$0.94
Diluted earnings per share	$1.21	$0.93
Weighted average common shares outstanding:
Basic	59.4	61.9
Diluted	59.8	62.5

Consolidated Balance Sheet Data (in millions):	March 30, 2013	March 31, 2012
Working capital	$833.3	$860.6
Cash, cash equivalents and securities available for sale	241.5	260.7
Accounts receivable, net of allowances	272.9	223.3
Inventories	520.3	512.1
Total assets	1,856.6	1,571.4
Short-term debt	1.6	12.9
Long-term debt	151.1	7.7
Deferred taxes and other long-term liabilities	145.8	134.5
Stockholders’ equity	1,245.4	1,132.4

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Business Segment Sales ($ in millions)	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Wholesale:
North America	$255.2	$225.0	37.5%	38.2%
Europe	173.9	152.9	25.6%	25.9%
Asia Pacific	86.8	76.7	12.7%	13.0%
Total wholesale	515.9	454.6	75.8%	77.1%

Direct to consumer	165.0	134.9	24.2%	22.9%

Total net sales	$680.9	$589.5	100.0%	100.0%

Product Category Information

	Amounts For the 13 Weeks Ended
Product Sales (in millions)	March 30, 2013	March 31, 2012
Watches	$513.0	$418.4
Leathers	102.8	104.0
Jewelry	42.3	39.2
Other	22.8	27.9
Total net sales	$680.9	$589.5

Store Count Information

	At March 30, 2013			At March 31, 2012
	North America	Outside North America	Total	North America	Outside North America	Total
Full price accessory	105	145	250	102	145	247
Outlets	99	61	160	75	30	105
Clothing	31	2	33	29	4	33
Full price multi-brand	4	17	21	2	11	13
SKAGEN branded	5	8	13	—	—	—
Total stores	244	233	477	208	190	398

Constant Currency Financial Information

The following table presents the Company’s business segment sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended March 30, 2013
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$255.2	$0.3	$254.9
Europe	173.9	0.4	173.5
Asia Pacific	86.8	(1.6)	88.4
Total wholesale	515.9	(0.9)	516.8

Direct to consumer	165.0	(0.5)	165.5

Total net sales	$680.9	$(1.4)	$682.3

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